Exhibit l(2)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

July 13, 2016

TCP Capital Corp. 2951 28th Street, Suite 1000 Santa Monica, California 90405

Re:	TCP Capital Corp.
Common Stock Shelf Registration Statement Takedown

Ladies and Gentlemen:

We have acted as special counsel to TCP Capital Corp., a Delaware corporation (the “Company”), in connection with the Purchase Agreement, dated as of July 7, 2016 (the “Purchase Agreement”), among the certain purchasers thereto (the “Purchasers”), and the Company in connection with the public offering of 2,336,552 shares (the “Securities”) of the Company’s common stock, par value $0.001 per share (“Common Stock”).

This opinion is being furnished in accordance with the requirements of sub paragraph (l) of item 25.2 of part C of Form N-2.

In rendering the opinions stated herein, we have examined and relied on originals or copies of:

(i)                 the registration statement on Form N-2 (File No. 333-204571) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 29, 2015, under the Securities Act of 1933 (the “Securities Act”), as amended by Pre-Effective Amendment No. 1 thereto, and Post-Effective Amendment Nos. 1 and 2 thereto (the “Registration Statement”) relating to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Rules and Regulations”), of an unspecified amount of shares of Common Stock and other securities of the Company;

(ii)              the prospectus and the Statement of Additional Information, each dated May 6, 2016 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(iii)           the updated Statement of Additional Information, dated July 7, 2016, filed with the Commission pursuant to Rule 497(e) of the Rules and Regulations;

(iv)          the prospectus supplement, dated July 7, 2016, relating to the offering of Securities, in the form filed with the Commission pursuant to Rule 497(e) of the Rules and Regulations;

(v)             an executed copy of a certificate for the Company of Elizabeth Greenwood, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(vi)       a copy of the Certificate of Incorporation of the Company, certified by, the Secretary of State of the State of Delaware as of June 28, 2016, and certified pursuant to the Secretary’s Certificate;

(vii)    a copy of the Company’s By-Laws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(viii)          a copy of certain resolutions of the Board of Directors of the Company, adopted on June 29, 2016, certified pursuant to the Secretary’s Certificate;

(ix)             a copy of certain resolutions of the Pricing Committee of the Board of Directors of the Company, adopted on July 7, 2016, certified pursuant to the Secretary’s Certificate; and

(x)          an executed copy of the Purchase Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Securities have been duly authorized by all requisite corporate action on the part of the Company under the DGCL, and when the issuance of the Securities is duly entered and recorded in the stock records of the Company and the Securities are paid for by the Purchasers in accordance with the terms of the Purchase Agreement, the Securities will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher and Flom LLP

MKH